Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2018 THIRD QUARTER FINANCIAL RESULTS
Year-to-Date Underwriting Results Show Improvement Over Prior Year Despite Higher Net Catastrophe Losses

Fourth Quarter Losses From Hurricane Michael in Florida as well as Texas/ Louisiana October 31st and
November 1st Tornado Wind Events Not Expected to Exceed $2.0 million.

Tampa, FL – November 13, 2018 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to customers in Louisiana, Texas and Florida through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its third quarter ended September 30, 2018.

Third Quarter 2018 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Gross premiums earned increased 46.3% to $21.8 million from $14.9 million.
●	Net premiums earned increased 55.9% to $13.5 million from $8.6 million.
●	In-force policies increased from June 30, 2018 by 5,044 to over 62,000 as of September 30, 2018, an increase of 8.8%.
●	Net combined ratio was 119.6%, compared to a net combined ratio of 147.1% in the prior year quarter.
●	Net loss of $2.1 million, compared to $2.3 million in the prior year quarter, net loss of $0.03 million and $1.1 million for the nine months ended September 30, 2018 and 2017, respectively.
●	Net loss for the current quarter also includes a one-time charge of $1.0 million related to the termination of the performance shares previously issued to Kingsway America, Inc.
●	Book value per share of $7.37 at September 30, 2018 versus $7.82 at December 31, 2017.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “Although the quarter’s underwriting results are disappointing, as a result of significant storm activity, we remain excited about our prospects for the future. We have taken a number of steps to increase spread of risk to mitigate the impact of any given loss event and improve the margin in our business which we expect will manifest in the financial statements in 2019 and beyond. Those steps include implementing significant rate increases in all our highest volume voluntary lines of business, reducing acquisition costs, and increasing policy fees. Additionally, our larger premium base better spreads our fixed costs. During the third quarter, we added a voluntary Florida wind-only homeowners’ product and we expect to add more products in Florida and Texas in the coming quarters. We also continue to add distribution points in each of our three states.”

1347 Property Insurance Holdings, Inc. November 13, 2018	Page 2

Operating Review ($ in thousands, except per	(Unaudited) Three Months Ended				(Unaudited) Nine Months Ended
share data)	September 30,				September 30,
	2018	2017	Change		2018	2017	Change
Gross premiums written	$26,287	$17,163	53.2%		$70,584	$48,817	44.6%
Ceded premiums written	8,023	6,051	32.6%		23,541	16,426	43.3%
Gross premiums earned	21,809	14,907	46.3%		60,642	42,469	42.8%
Ceded premiums earned	8,348	6,275	33.0%		21,241	17,437	21.8%
Net premiums earned	13,461	8,632	55.9%		39,401	25,032	57.4%

Total revenues	14,418	9,354	54.1%		42,241	26,994	56.5%

Gross losses and loss adjustment expenses	10,429	26,185	(60.2)%		28,988	40,234	(28.0)%
Ceded losses and loss adjustment expenses	1,773	18,390	(90.4)%		9,214	26,425	(65.1)%
Net losses and loss adjustment expenses	8,656	7,795	11.0%		19,774	13,809	43.2%

Amortization of deferred policy acquisition costs	3,929	2,755	42.6%		10,841	7,867	37.8%
General and administrative expenses	3,518	2,145	64.0%		10,005	6,535	53.1%
Total expenses	17,103	12,788	33.7%		42,265	28,487	48.4%

Loss before income taxes	(2,685)	(3,434)	21.8%		(24)	(1,493)	98.4%
Net loss	$(2,114)	$(2,263)	6.6%		$(28)	$(1,096)	97.4%

Weighted average diluted shares outstanding	5,991,856	5,961,636	0.5%		5,987,644	5,958,407	0.5%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	30.1%	(81.3)%	111.4	pts	19.8%	(21.2)%	41.0pts
Gross loss ratio	47.8%	175.7%	(127.9)	pts	47.8%	94.7%	(46.9)pts
DPAC ratio	18.0%	18.5%	(0.5)	pts	17.9%	18.5%	(0.6)pts
G&A ratio	16.1%	14.4%	1.7	pts	16.5%	15.4%	1.1pts
Combined gross ratio	112.0%	127.3%	(15.3)	pts	102.0%	107.4%	(5.4)pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	64.3%	90.3%	(26.0)	pts	50.2%	55.2%	(5.0)pts
Net expense ratio	55.3%	56.8%	(1.5)	pts	52.9%	57.5%	(4.6)pts
Net combined ratio	119.6%	147.1%	(27.5)	pts	103.1%	112.7%	(9.6) pts

(1) See “Definitions of Non-U.S. GAAP Financial Measures” Section.

Quarterly Financial Review

Premiums

Gross premiums written increased 53.2% to $26.3 million for the quarter ended September 30, 2018 compared with $17.2 million for the quarter ended September 30, 2017. Gross premiums earned increased 46.3% to $21.8 million for the quarter ended September 30, 2018 compared with $14.9 million for the quarter ended September 30, 2017. The increase in gross written premiums in the quarter was primarily the result of organic growth in voluntary production from our independent agencies in Texas, as well as the assumption of premium through our depopulation of policies from Citizens Property Insurance Corporation of Florida. As of September 30, 2018, approximately 78% of the Company’s 62,100 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies.

Net premiums earned increased 55.9% to $13.5 million for the quarter ended September 30, 2018, compared with $8.6 million for the quarter ended September 30, 2017, largely due to the increase in gross premiums earned as previously discussed.

1347 Property Insurance Holdings, Inc. November 13, 2018	Page 3

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended September 30, 2018 was 47.8% compared to 175.7% for the quarter ended September 30, 2017. The net loss ratio for the quarter ended September 30, 2018 was 64.3% compared to 90.3% for the same quarter last year. Our net loss ratio for the third quarter 2017 was negatively affected by Hurricane Harvey, which exceeded the retention of our CAT XOL program then in place, resulting in $5.0 million in catastrophe losses for the quarter. In comparison, catastrophe losses for the third quarter 2018 were $1.8 million, resulting primarily from loss development on a severe hailstorm in Dallas, TX and surrounding areas in the first week of June 2018. We anticipate our total incurred losses from this storm to be $6.8 million on both a gross and net basis, as the retention on our CAT XOL program in place effective June 1, 2018 is $10 million.

We have also released reserves from prior accident years for both the quarters ended September 30, 2018 and 2017, resulting in a benefit to our current loss ratio of approximately 0.9% and 10.7%, respectively.

The following table reflects the four major components of our net loss ratio for the three and nine months ended September 30, 2018 and 2017 that we use to analyze the Company’s loss experience.

($ amounts in thousands)	Three months ended September 30,
	2018		2017
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Catastrophe losses(1)	$1,800	13.4%	$5,000	57.9%
Weather-related non-cat losses	1,322	9.8%	881	10.2%
Non-weather related losses	5,657	42.0%	2,836	32.9%
Total current accident year losses	8,779	65.2%	8,717	101.0%
Prior period redundancy(2)	(123)	(0.9)%	(922)	(10.7)%
Total net losses and LAE incurred	$8,656	64.3%	$7,795	90.3%

	Nine months ended September 30,
	2018		2017
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Catastrophe losses(1)	$6,800	17.3%	$5,000	20.0%
Weather-related non-cat losses	5,209	13.2%	4,453	17.7%
Non-weather related losses	9,687	24.6%	6,500	26.0%
Total current accident year losses	21,696	55.1%	15,953	63.7%
Prior period redundancy(2)	(1,922)	(4.9)%	(2,144)	(8.5)%
Total net losses and LAE incurred	$19,774	50.2%	$13,809	55.2%

(1)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25 million of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a Catastrophe loss as a PCS event where our estimated gross incurred loss exceeds $2.5 million. In prior periods, we had defined a Catastrophe loss as an event where our estimated gross incurred loss exceeded $1.5 million. Due to the general increase in the premiums we write year over year, we have determined $2.5 million gross incurred losses to be a better indicator of a catastrophic event with respect to the exposures we currently insure. Prior year loss data has been restated to reflect this new definition.
(2)	Prior period redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

On October 10, 2018, Hurricane Michael made landfall near Mexico Beach, FL, as a Category 4 hurricane.  The Company currently anticipates that both our gross and net incurred losses from the storm should not exceed $0.8 million. Furthermore, on October 31st and November 1, 2018, the Company’s policyholders in East Texas and Louisiana experienced severe storms, which produced tornados and other wind damage throughout the region.  The Company’s current estimate of both gross and net incurred losses for these storms is not expected to exceed $1.2 million. The impact of these events will be recognized in the fourth quarter 2018.

1347 Property Insurance Holdings, Inc. November 13, 2018	Page 4

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the third quarter of 2018 was $3.9 million, a $1.1 million increase over $2.8 million in the third quarter of 2017. As a percentage of gross premiums earned, this expense decreased to 18.1% for the third quarter of 2018, compared to 18.5% for the third quarter of 2017. For the nine-month periods ended September 30, 2018 and 2017, this ratio was 17.9% and 18.5%, respectively. This decrease was mainly driven by the assumption of premiums from Citizens Property Insurance Corporation of Florida during December 2017, which has no agent commissions associated with this business until it renews onto our policy forms.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2018 were $3.5 million, a 64.0% increase from $2.1 million in the third quarter of 2017. General and administrative expenses as a percentage of gross premiums earned increased to 16.1% for the third quarter of 2018 compared to 14.4% for the prior year quarter. The largest driver in the increase in general and administrative expense were fees associated with preparing surveys and underwriting reports on the properties that we insure or potentially insure. Additionally, we have restructured our CAT XOL reinsurance treaty effective June 1, 2018 such that the costs of brokerage paid to place the treaties are charged to general and administrative expense, unlike in past treaty years, where these costs were treated as premium ceded. This change has resulted in an additional $0.3 million in general and administrative expense when comparing quarters, or 1.2% of gross premium earned for the quarter ended September 30, 2018. We have also undergone enhancements to our policy processing and administration systems which resulted in third party programming and testing fees in the quarter ended September 30, 2018.

Net Loss

In the third quarter of 2018, the Company reported net loss of $(2.1) million, compared to a net loss of $(2.3) million in the prior year quarter. After deducting the effect of dividends paid on its Series A Preferred Shares, the Company reported loss of $(0.41) per diluted share during the third quarter of 2018, based on approximately 6.0 million weighted average shares outstanding, compared to a net loss of $(0.38) per diluted share for the third quarter of 2017, based on approximately 6.0 million weighted average shares outstanding. For the nine months ended September 30, 2018 and 2017, net loss was $(28) thousand, or $(0.13) per diluted share and $(1.1) million, or $(0.18) per diluted share, respectively.

Balance Sheet / Investment Portfolio Highlights

At September 30, 2018, the Company held cash, cash equivalents and investments with a carrying value of $110.9 million. As of September 30, 2018, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high-quality corporate issuers, including short-term investments, comprised approximately 92% of the investment portfolio.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

1347 Property Insurance Holdings, Inc. November 13, 2018	Page 5

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana, Texas, and Florida through its wholly-owned subsidiary Maison Insurance Company (“Maison”). The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: our limited operating history as a publicly traded company; our ability to obtain market share; our ability to access capital; changes in economic, business and industry conditions; legal, regulatory and tax developments; our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future; Maison’s ability to meet minimum capital and surplus requirements; our ability to participate in take-out programs; our ability to expand our business to other states; the level of demand for our coverage and the incidence of catastrophic events related to our coverage; our ability to compete with other insurance companies; inadequate loss and loss adjustment expense reserves; effects of emerging claim and coverage issues; the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly; investment losses; climate change and increasing occurrences of weather-related events; increased litigation in the insurance industry; non-availability of reinsurance; our ability to recover amounts due from reinsurers; the accuracy of models used to predict future losses; failure of risk mitigation strategies and/or loss limitation methods; Maison’s failure to maintain certain rating levels; our ability to establish and maintain an effective system of internal controls; the impact of our status as an “emerging growth company”; conflicts of interest between us and KFSI and its affiliates or between us and FGI and its affiliates; different interests of controlling stockholders; failure of our information technology systems, data breaches and cyber-attacks; the ability of our third-party policy administrator to properly handle our policy administration process; the requirements of being a public company; the success of our acquisition strategy; our ability to develop and implement new technologies; our ability to accurately price the risks that we underwrite; the amount of operating resources necessary to develop future new insurance policies; assumptions related to the rate at which our existing policies will renew; our status as an insurance holding company; the ability of our subsidiaries to pay dividends to us; our ability to attract and retain qualified personnel, including independent agents; the impact of tax reform; and restrictions imposed on our net operating loss carryforwards.

1347 Property Insurance Holdings, Inc. November 13, 2018	Page 6

Our expectations may not be realized. If one of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and do not necessarily reflect our outlook at any other point time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal third quarter ended September 30, 2018 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:

1347 Property Insurance Holdings, Inc.

Douglas N. Raucy

Chief Executive Officer

(813) 579-6210 / draucy@maisonins.com

1347 Property Insurance Holdings, Inc. November 13, 2018	Page 7

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

(in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenue:
Net premiums earned	$13,461	$8,632	$39,401	$25,032
Net investment income	428	248	1,255	700
Other income	529	474	1,585	1,262
Total revenue	14,418	9,354	42,241	26,994

Expenses:
Net losses and loss adjustment expenses	8,656	7,795	19,774	13,809
Amortization of deferred policy acquisition costs	3,929	2,755	10,841	7,867
General and administrative expenses	3,518	2,145	10,005	6,535
Accretion of discount on Series B Preferred Shares	–	93	33	276
Loss on repurchase of Series B Preferred Shares and Performance Shares	1,000	–	1,612	–
Total expenses	17,103	12,788	42,265	28,487

Loss before income tax (benefit) expense	(2,685)	(3,434)	(24)	(1,493)
Income tax (benefit) expense	(571)	(1,171)	4	(397)
Net loss	$(2,114)	$(2,263)	$(28)	$(1,096)

Net loss per common share:
Basic and diluted	$(0.41)	$(0.38)	$(0.13)	$(0.18)
Weighted average common shares outstanding:
Basic and diluted	5,991,856	5,961,636	5,987,644	5,958,407

Consolidated Statements of Comprehensive Income (Loss)

Net loss	$(2,114)	$(2,263)	$(28)	$(1,096)
Unrealized (losses) gains on investments available for sale, net of income taxes	(133)	25	(1,010)	94
Comprehensive loss	$(2,247)	$(2,238)	$(1,038)	$(1,002)

1347 Property Insurance Holdings, Inc. November 13, 2018	Page 8

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	(unaudited) September 30, 2018	December 31, 2017
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $75,279 and $51,503, respectively)	$73,591	$51,122
Equity investments, at fair value (cost of $3,182 and $2,582, respectively)	3,335	2,707
Short-term investments, at cost	697	417
Other investments	3,295	945
Total investments	80,918	55,191
Cash and cash equivalents	30,024	23,575
Deferred policy acquisition costs, net	9,566	6,785
Premiums receivable, net of allowance for credit losses of $48 and $33, respectively	3,494	10,831
Ceded unearned premiums	5,955	3,655
Reinsurance recoverable on paid losses	4,903	1,952
Reinsurance recoverable on loss and loss adjustment expense reserves	5,695	8,971
Funds deposited with reinsured companies	524	2,250
Current income taxes recoverable	1,370	64
Deferred tax asset, net	540	70
Property and equipment, net	343	205
Other assets	1,135	888
Total assets	$144,468	$114,437

LIABILITIES
Loss and loss adjustment expense reserves	$14,172	$13,488
Unearned premium reserves	49,464	39,523
Ceded reinsurance premiums payable	9,628	5,532
Agency commissions payable	965	695
Premiums collected in advance	2,599	1,078
Funds held under reinsurance treaties	158	206
Current income taxes payable	–	–
Accounts payable and other accrued expenses	5,801	4,273
Series B Preferred Shares, $25.00 par value, zero and 120,000 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	–	2,840
Total liabilities	$82,787	$67,635

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 700,000 and zero shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	$17,500	$–
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,136,125 shares issued as of both periods; 5,992,432 and 5,984,766 shares outstanding as of September 30, 2017 and December 31, 2017, respectively	6	6
Additional paid-in capital	46,239	47,064
Retained earnings	157	910
Accumulated other comprehensive loss, net of tax	(1,212)	(169)
	62,690	47,811
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	61,681	46,802
Total liabilities and shareholders’ equity	$144,468	$114,437